Exhibit 8
Alston&Bird llp
The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404
202-756-3300
Fax:202-756-3333
www.alston.com

Charles W. Wheeler	Direct Dial: 202-756-3308	E-mail: chuck.wheeler@alston.com
October 3, 2008
Whitney Holding Corporation
228 St. Charles Avenue, Suite 615
New Orleans, LA 70130
Parish National Corporation
404 E. Kirkland Street
Covington, LA 70433
Ladies and Gentlemen:
We have acted as tax counsel to Whitney Holding Corporation (“Whitney”), a Louisiana corporation, and Parish National Corporation (“Parish”) a Louisiana corporation in connection with the proposed merger of Parish, with and into Whitney (hereinafter referred to as the “Merger”) and the proposed merger of Parish National Bank (“Parish Bank”) with and into Whitney National Bank (“Whitney Bank”) (hereinafter the “Bank Merger”) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2008 by and among Whitney, Whitney National Bank, Parish and Parish National Bank (the “Agreement”). At your request, we are rendering our opinions concerning the United States federal tax consequence of the Merger pursuant to the requirements of the Agreement and the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).
In rendering the opinions expressed herein, we have relied, with the consent of each of Whitney and Parish, upon the accuracy and completeness of the statements and representations contained in the certificate of representations of the officers of each of Whitney and Parish (“Certificates”) dated as of October 1, 2008. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Effective Time and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates. We have also relied upon the accuracy of the Agreement, the Registration Statement and the Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations issued thereunder.

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Whitney Holding Corporation
October 3, 2008

We have also assumed that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Louisiana; and (iii) the Merger will be reported by Whitney and Parish on their respective federal income tax returns in a manner consistent with the opinion set forth below.
Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:
•	The Merger and the Bank Merger will each constitute a reorganization within the meaning of Section 368(a) of the Code,

•	Whitney and Whitney Bank and Parish and Parish Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code,

•	No gain or loss will be recognized by holders of Parish common stock who elect to exchange their Parish common stock for Whitney common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in Whitney common stock),

•	The tax basis of the Whitney common stock received (including fractional shares deemed received and redeemed) by holders of Parish common stock who exchange their Parish common stock for Whitney common stock in the merger will be the same as the tax basis of the Parish common stock surrendered in exchange for the Whitney common stock (reduced by an amount allocable to a fractional share interest in Whitney common stock deemed received and redeemed), and

•	The holding period of the Whitney common stock received (including fractional shares deemed received and redeemed) by holders who exchange their Parish common stock for Whitney common stock in the merger will be the same as the holding period of the Parish common stock surrendered in exchange therefore, provided that such Parish common stock is held as a capital asset at the effective time.
Based upon the current ruling position of the Internal Revenue Service, the cash a Parish shareholder receives in lieu of a fractional share interest in Whitney common stock will be treated as received in redemption of such fractional share interest, and the Parish shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Parish common stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Parish common stock is greater than one year at the Effective Time. In the case of individual Parish shareholders, such capital gain will be taxed at a maximum rate of 15% if the Parish shareholder’s holding period is more than one year.

Whitney Holding Corporation
October 3, 2008

If a Parish shareholder elects to receive solely cash for Parish common stock in the merger, such cash will be treated as a redemption of the Parish common stock and the Parish shareholder should generally recognize capital gain or loss equal to the difference between its tax basis in Parish common stock and such cash. Parish shareholders should be aware, however, that such gain may be subject to the provisions and limitations of Section 302 of the Internal Revenue Code.
If a Parish shareholder exchanges Parish common stock for a combination of Whitney common stock and cash, the Parish shareholder will recognize gain (but not loss). That gain will be equal to the lesser of (i) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock which is deemed to be distributed in the merger and then redeemed by Whitney), less the Parish shareholder’s tax basis in Parish common stock, or (ii) the amount of cash received.
The gain recognized by a Parish shareholder will, in general, be capital gain and treated as long term capital gain subject to federal income tax at the 15% rate, provided that the shareholder has held the Parish common stock for more than one year. A holder of Parish common stock should be aware, however, that such gain may be subject to the provisions and limitations of section 302 of the Code.
A Parish shareholder who exercises dissenter rights and receives a cash payment with respect to those shares generally will recognize gain or loss equal to the difference between the amount of the cash received and such shareholder’s tax basis in those shares. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Parish common stock is greater than one year at the Effective Time. In the case of individual Parish shareholders, such capital gain will be taxed at a maximum rate of 15% if the Parish shareholder’s holding period is more than one year.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (“SEC”) as exhibit eight to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.
This opinion relates solely to material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Parish stockholders subject to special treatment under United States federal income tax law, such as Parish stockholders, if any, who hold Parish Common Stock other than as a capital asset, who received Parish Common Stock upon the

Whitney Holding Corporation
October 3, 2008

exercise of employee stock options or other compensation, who hold Parish Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons.

Very truly yours,
/s/ Charles W. Wheeler
Charles W. Wheeler
Alston & Bird LLP